Exhibit 99.1

Questcor Reports First Quarter 2012 Financial Results

-Net Sales Grew to $96.0M vs. $36.8M in Q1 2011-

-GAAP Net Income per Diluted Share Grew to $0.58 vs. $0.17 in Year Ago Period-

-Value of First Quarter paid NS Prescriptions Exceeds MS Value-

-Expansion of Both NS and MS Sales Forces Well Ahead of Schedule-

-Conference Call and Webcast Today at 4:30 p.m. ET, 1:30 p.m. PT-

ANAHEIM, Calif., April 24, 2012 – Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) today reported financial results for the first quarter ended March 31, 2012. Net sales for the first quarter were $96.0 million, reflecting expanded physician usage of H.P. Acthar® Gel (Acthar) for treating serious, difficult-to- treat medical conditions. Net sales in the first quarter 2011 were $36.8 million.

GAAP net income for the first quarter of 2012 was $38.5 million or $0.58 per diluted common share. GAAP net income for the first quarter of 2011 was $11.2 million, or $0.17 per diluted common share. Non-GAAP net income for the quarter ended March 31, 2012 was $40.6 million or $0.61 per diluted common share excluding non-cash share-based compensation expense and depreciation and amortization expense. Non-GAAP net income for the year ago quarter was $12.8 million, or $0.20 per diluted common share. Questcor repurchased 798,285 shares of its common stock during the first quarter 2012, at an average price of $36.31 per share.

During the first quarter of 2012, Questcor shipped 4,111 vials of Acthar, compared to 2,010 vials in the year ago quarter. The Company’s quarterly vial shipments continue to be subject to significant variation due to the size and timing of individual orders received from Questcor’s distributor. The timing of when these orders are received and filled can significantly affect net sales and net income in any particular quarter. For example, on the last day of the first quarter of 2012, Questcor filled an order for 180 vials. This shipment favorably impacted net sales by approximately $4 million and earnings per share by approximately four cents for the period. Due to this final order in the quarter, first quarter-ending channel inventory appears to be higher than the level at the end of the fourth quarter of 2011, and higher than the range of channel inventory over the past several quarters. The Company believes that investors should consider the Company’s results over several quarters when analyzing the Company’s performance.

Acthar Label Information

The product label for Acthar includes 19 FDA-approved indications. Substantially all of the Company’s net sales currently result from Acthar prescriptions for the on-label indications of:

•

Nephrotic Syndrome (NS): “to induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythematosus.” NS can result from several underlying conditions, and prescribing physicians indicate that Acthar is most commonly being prescribed for patients who suffer from NS due to idiopathic membranous nephropathy, focal segmental glomerulosclerosis (FSGS), IgA nephropathy, minimal change disease and lupus nephritis.

•

Multiple Sclerosis (MS): “for the treatment of acute exacerbations of multiple sclerosis in adults. Clinical controlled trials have shown H.P. Acthar Gel to be effective in speeding the resolution of acute exacerbations of multiple sclerosis. However, there is no evidence that it affects the ultimate outcome or natural history of the disease.” When Acthar is used, it is typically prescribed as second line treatment for patients with MS exacerbations.

•	Infantile Spasms (IS): “as monotherapy for the treatment of infantile spasms in infants and children under 2 years of age.”

Questcor expects to initiate a commercial effort in rheumatology in late 2012, since Acthar is approved for the following rheumatology-related conditions:

•	Collagen Diseases: “during an exacerbation or as maintenance therapy in selected cases of: systemic lupus erythematosus, systemic dermatomyositis (polymyositis).”

•

Rheumatic Disorders: “as adjunctive therapy for short-term administration (to tide the patient over an acute episode or exacerbation) in: Psoriatic arthritis, Rheumatoid arthritis, including juvenile rheumatoid arthritis (selected cases may require low-dose maintenance therapy), Ankylosing spondylitis.”

“While our substantial NS commercial effort only began in the fourth quarter of 2011, the value of NS shipped prescriptions now exceeds that of MS,” said Don M. Bailey, President and CEO of Questcor. “This faster-than-expected NS growth drove us to further expand the NS commercial effort prior to the additional expansion of our MS commercial team. At the same time, we continue to increase our investment in efforts to learn about the possible therapeutic applications of Acthar in other inflammatory and autoimmune diseases as well as increase investments in our management systems, internal control, and compliance infrastructure.”

“The expansion of our Nephrology Sales Force from 28 to 58 representatives will be completed by early June, well ahead of our original schedule,” noted Steve Cartt, Chief Operating Officer. “In addition, we are also planning to add approximately 30 more representatives to our Neurology Sales Force, with hiring and training expected to be completed sometime in August. We believe these expansions will enable us to further broaden physician awareness of Acthar and its appropriate role in the treatment of both MS relapses and NS. Furthermore, we remain on track to initiate a pilot commercial effort in rheumatology by the end of this year.

“We have been expanding our scientific efforts and R&D investments in Acthar, and expect that we will continue to increase spending to support Questcor’s future growth,” commented Dr. David Young, Chief Scientific Officer. “Currently, we are funding more than 40 pre-clinical or clinical studies and we have increased our investigation into better understanding how Acthar works and its other potential applications.”

Shipped Acthar Vial and Prescription Trend Information

Because Acthar prescriptions are filled at specialty pharmacies, the Company does not receive complete information regarding either the number of prescriptions or the number of vials by therapeutic area for all of the patients being treated with Acthar. However, Questcor is able to monitor trends in payer mix and areas of therapeutic use for new Acthar prescriptions based on data it receives from its reimbursement support center. Questcor estimates that over 90% of new Acthar prescriptions are processed by this support center, but believes that very few refill prescriptions are processed there.

In an effort to help investors better understand historical trends in the prescriptions written for Acthar within each of its current three key therapeutic areas, NS, MS, and IS, Questcor is providing quarterly prescription information for the time period January 1 2010 through March 31, 2012. We grouped prescriptions processed by its reimbursement center into two groups – “Paid” and “Fully Rebated.”

“Paid” prescriptions (Rxs) include all prescriptions in the following payer categories:

•	Commercial

•	Tricare – Questcor has a per vial rebate obligation of approximately $8,500 in 2012 and approximately 25% of the price of Acthar for 2010 and 2011.

•	Medicaid Managed Care – For Q1 2010 through March 22, 2010 (see Note 1 below the tables).

“Fully Rebated” prescriptions (Rxs) include:

•	Those reimbursed by fee-for-service Medicaid insurance and other state programs eligible for full rebates as Medicaid Waivers Programs.

•	Medicaid Managed Care – For all time periods beginning March 23, 2010 (see Note 1 below the tables).

The following tables show, for each of the three key Acthar therapeutic uses, the number of new prescriptions shipped grouped into “Paid” and “Fully Rebated”:

Nephrotic Syndrome (and related conditions) New Rxs *

	Paid	Fully Rebated	Total
2010
Q1-10	11	0	11
Q2-10	4	1	5
Q3-10	8	0	8
Q4-10	7	0	7
Total 2010	30	1	31
2011
Q1-11	18	1	19
Q2-11	45	4	49
Q3-11	60	2	62
Q4-11	146	19	165
Total 2011	269	26	295
2012
Q1-12	238	14	252

*	Questcor commenced a pilot commercial effort in NS in the second quarter of 2011 and an expanded effort in the fourth quarter of 2011.

Multiple Sclerosis (and related conditions) New Rxs

	Paid	Year-Over-Year Growth in Paid Rx	Fully Rebated	Total
2010
Q1-10	231	196%	12	243
Q2-10	304	145%	24	328
Q3-10	323	129%	19	342
Q4-10	354	66%	24	378
Total 2010	1,212	118%	79	1,291
2011
Q1-11	508	120%	49	557
Q2-11	751	147%	58	809
Q3-11	886	174%	46	932
Q4-11	945	167%	44	989
Total 2011	3,090	155%	197	3,287
2012
Q1-12	1,000	97%	51	1,051

Infantile Spasms (and related conditions) New Rxs**

	Paid	Fully Rebated	Total
2010
Q1-10	89	48	137
Q2-10	95	66	161
Q3-10	92	78	170
Q4-10	91	68	159
Total 2010	367	260	627
2011
Q1-11	89	71	160
Q2-11	106	79	185
Q3-11	112	69	181
Q4-11	120	51	171
Total 2011	427	270	697
2012
Q1-12	112	71	183

**	Questcor commenced commercial efforts in IS in the fourth quarter of 2010.

Notes:

(1) Because the March 2010 health care legislation made Medicaid Managed Care Organization (MCO) prescriptions rebate eligible effective March 23, 2010, a rebate liability for the MCO prescriptions estimated to be filled on or after March 23, 2010 has been accrued. The Company does not have the ability to accurately identify every Medicaid Managed Care prescription so it is possible that some prescriptions identified as “Paid” in the tables may subsequently be reclassified as “Fully Rebated.”

(2) “Related Conditions” includes diagnoses that are either alternate descriptions of the medical condition or are closely related to the medical condition which is the focus of the table. For example, a prescription for “demyelinating disease of the central nervous system” would be included as an MS-related condition for purpose of this table. About 5% of the prescriptions in the tables are for related conditions.

(3) A prescription may or may not represent a new patient or a new therapy for the patient receiving the prescription. Questcor uses business rules to determine whether a prescription should be included in this table. From time to time the Company may modify these rules which could cause some changes to the historic numbers in the tables above.

(4) Historical trend information is not necessarily indicative of future results. Additionally, paid prescriptions should not be viewed as predictive of Questcor’s net sales due to a variety of factors, including changes in the number of vials used in connection with each prescription.

Cash and Share Repurchase Program

As of April 20, 2012, Questcor’s cash, cash equivalents and short-term investments totaled $248 million, and its accounts receivable totaled $37 million. The Company used $29.0 million in cash to repurchase 798,285 shares during the first quarter. As of March 31, 2012, Questcor had 63.0 million shares of common stock outstanding, with 3.5 million shares remaining under its common stock repurchase program.

Sales Reserves

Questcor’s sales reserves during the quarter ended March 31, 2012, including the Company’s reserves for Medicaid rebates, represented 14% of gross sales of $111.3 million.

As required by federal regulations, Questcor provides rebates to state Medicaid programs for Acthar dispensed to Medicaid patients covered under Medicaid rebate-eligible insurance plans. Since the Company does not receive rebate claims from the various state Medicaid agencies until well after the close of the quarter in which the underlying sales of vials to its distributor took place, the Company establishes reserves for expected rebate claims on a quarterly basis. As a result of the new Federal health care related legislation, for periods after March 23, 2010, the Company has also included in this reserve an estimate for the liability due to states related to prescriptions of Acthar for patients covered under state Medicaid Managed Care Organizations (Medicaid MCO), which prescriptions were not previously rebate eligible.

Questcor experienced a decrease in sales reserves as a percentage of gross sales during the first quarter of 2012, compared to the first quarter of 2011. The principal reasons for this decrease were (1) an increase in the percentage of total Acthar prescriptions written to treat adults suffering from MS and NS relative to the percentage used to treat infants suffering from IS, as there is a very high percentage of infants enrolled in Medicaid, and (2) an increase in the number of IS prescriptions being fulfilled through either the Acthar free drug program administered by the National Organization for Rare Disorders or the Company’s hospital sample vial program. Since September 2007, Questcor has provided free drug with a commercial value of over $150 million to patients through these programs.

Conference Call Details

The Company will host a conference call and slide presentation via webcast today, April 24, 2012, at 4:30 p.m. ET/ 1:30 p.m. PT, to discuss first quarter 2012 results.

To participate in the live call by telephone, please dial (877) 354-0215 for domestic participants and (253) 237-1173 for international participants. Participants are asked to call the above numbers 5-10 minutes prior to the start time. A listen-only webcast of the conference call including the presentation slides will be accessible in the “Investor Relations” section under “Events & Presentations” at http://ir.questcor.com/events.cfm. If listening via telephone, to view the accompanying presentation slides, navigate to the live webcast as noted above and choose the “No Audio – Slides Only” option to view the slides in conjunction with the live conference call. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary software.

An audio replay of the call will be available for 30 days following the call. This replay can be accessed by dialing (855) 859-2056 for domestic callers and (404) 537-3406 for international callers, both using Conference ID # 70200329. An archived webcast will also be available at http://ir.questcor.com/events.cfm.

Use of Non-GAAP Net Income

The Company believes it is important to share non-GAAP financial metrics with shareholders as these metrics may better represent the ongoing economics of the business and reflect how we manage the business. Accordingly, management believes investors’ understanding of the Company’s financial performance is enhanced as a result of our disclosing these non-GAAP financial metrics. Non-GAAP net income should not be viewed in isolation, or as a substitute for, or as superior to, reported GAAP net income. The reconciliation between GAAP and Non-GAAP net income is provided with the financial tables included with this release.

About Questcor

Questcor Pharmaceuticals, Inc. is a biopharmaceutical company whose primary product helps patients with serious, difficult-to-treat medical conditions. Questcor’s primary product is H.P. Acthar® Gel (repository corticotropin injection), an injectable drug that is approved by the FDA for the treatment of 19 indications. Of these 19 indications, Questcor currently generates substantially all of its net sales from three indications: the treatment of proteinuria in idiopathic types of nephrotic syndrome, the treatment of acute exacerbations of multiple sclerosis in adults, and the treatment of infantile spasms in children under two years of age. With respect to nephrotic syndrome, the FDA has approved Acthar to “induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythematosus.” Questcor is also currently planning to explore the potential initiation of a commercial effort in rheumatology, as Acthar is approved for several rheumatology-related conditions including Lupus, Dermatomyositis, Polymyositis and Rheumatoid Arthritis. Questcor is also exploring the possibility of developing markets for other on-label indications and the possibility of pursuing FDA approval of additional indications not currently on the Acthar label where there is high unmet medical need. For more information about Questcor, please visit www.questcor.com.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “believes,” “continue,” “could,” “estimates,” “expects,” “growth,” “may,” “plans,” “potential,” “should,” “substantial” or “will” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:

•	Our reliance on Acthar for substantially all of our net sales and profits;

•	Reductions in vials used per prescription resulting from changes in treatment regimens by physicians or patient compliance with physician recommendations;

•	The complex nature of our manufacturing process and the potential for supply disruptions or other business disruptions;

•	The lack of patent protection for Acthar; and the possible FDA approval and market introduction of competitive products;

•	Our ability to continue to generate revenue from sales of Acthar to treat on-label indications associated with NS, and our ability to develop other therapeutic uses for Acthar;

•

Research and development risks, including risks associated with Questcor’s work in the area of NS and potential work in the area of Lupus, and our reliance on third-parties to conduct research and development and the ability of research and development to generate successful results;

•	Our ability to comply with federal and state regulations, including regulations relating to pharmaceutical sales and marketing practices;

•	Regulatory changes or other policy actions by governmental authorities and other third parties in connection with U.S. health care reform or efforts to reduce federal and state government deficits;

•	Our ability to receive high reimbursement levels from third party payers;

•	An increase in the proportion of our Acthar unit sales comprised of Medicaid-eligible patients and government entities;

•

Our ability to estimate reserves required for Acthar used by government entities and Medicaid-eligible patients and the impact that unforeseen invoicing of historical Medicaid prescriptions may have upon our results;

•	Our ability to effectively manage our growth, including the expansion of our NS selling effort, and our reliance on key personnel;

•	The impact to our business caused by economic conditions;

•	Our ability to protect our proprietary rights;

•	The risk of product liability lawsuits;

•	Unforeseen business interruptions and security breaches;

•	Volatility in Questcor’s monthly and quarterly Acthar shipments, estimated channel inventory, and end-user demand, as well as volatility in our stock price; and

•

Other risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2011 as filed with the Securities and Exchange Commission, or SEC, on February 22, 2012, and other documents filed with the SEC.

The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date of this release.

For more information, please visit www.questcor.com or www.acthar.com.

CONTACT INFORMATION:

Questcor Pharmaceuticals, Inc.

Don Bailey

714-786-4210

dbailey@Questcor.com

EVC Group
Investors	Media
Gregory Gin/Bob Jones/	Janine McCargo
646-445-4801/646-445-5447	646-688-0425
Doug Sherk
415-568-4887

QUESTCOR PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2012	2011
Revenue
Net sales	$95,968	$36,833
Cost of sales (exclusive of amortization of purchased technology)	5,520	1,872

Gross profit	90,448	34,961
Operating expenses:
Selling and marketing	21,716	11,252
General and administrative	5,442	3,873
Research and development	5,665	2,981
Depreciation and amortization	290	198
Impairment of goodwill	—	299

Total operating expenses	33,113	18,603

Income from operations	57,335	16,358
Interest and other income, net	216	265

Income before income taxes	57,551	16,623
Income tax expense	19,008	5,399

Net income	$38,543	$11,224
Changes in unrealized gains or losses on available-for-sale securities, net of related tax effects of $30 and ($33) for the three months ended March 31, 2012 and 2011, respectively	61	(68)

Comprehensive income	$38,604	$11,156

Net income per share:
Basic	$0.61	$0.18

Diluted	$0.58	$0.17

Shares used in computing net income per share:
Basic	63,491	62,219

Diluted	66,471	65,374

Reconciliation of Non-GAAP Adjusted Financial Disclosure
Adjusted net income	$40,610	$12,783
Share-based compensation expense (1)	(1,550)	(1,223)
Depreciation and amortization expense (2)	(196)	(134)
Tax adjustments (3)	(321)	—
Impairment of goodwill (4)	—	(202)

Net income – GAAP	$38,543	$11,224

Adjusted net income per share – basic	$0.64	$0.21
Share-based compensation expense (1)	(0.02)	(0.02)
Depreciation and amortization expense (2)	(0.00)	(0.00)
Tax adjustments (3)	(0.01)	(0.00)
Impairment of goodwill (4)	(0.00)	(0.00)

Net income per share – basic	$0.61	$0.18

Adjusted net income per share – diluted	$0.61	$0.20
Share-based compensation expense (1)	(0.02)	(0.02)
Depreciation and amortization expense (2)	(0.00)	(0.00)
Tax adjustments (3)	(0.00)	(0.00)
Impairment of goodwill (4)	(0.00)	(0.00)

Net income per share – diluted	$0.58	$0.17

Net income per share – basic and diluted may not foot due to rounding.

Use of Non-GAAP Financial Measures

Our “non-GAAP adjusted net income” excludes the following items from GAAP net income:

1.	Share-based compensation expense.

2.	Depreciation and amortization expense

3.	Tax adjustments primarily relate to write-off of 1997-2000 Federal R&D tax credits.

4.	Impairment of goodwill related to the write-off of goodwill associated with an acquisition transaction completed in 1999.

Questcor Pharmaceuticals, Inc.

Consolidated Balance Sheets

(In thousands, except share amounts)

	March 31, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$63,591	$88,469
Short-term investments	160,064	121,680

Total cash, cash equivalents and short-term investments	223,655	210,149
Accounts receivable, net of allowances for doubtful accounts of $0 at both March 31, 2012 and December 31, 2011, respectively	41,358	27,801
Inventories, net of allowances of $0 for both March 31, 2012 and December 31, 2011, respectively	5,524	5,226
Prepaid income taxes	6,180	6,940
Prepaid expenses and other current assets	3,663	3,391
Deferred tax assets	12,026	12,093

Total current assets	292,406	265,600
Property and equipment, net	2,056	1,970
Purchased technology, net	2,704	2,778
Deposits and other assets	52	56
Deferred tax assets	5,404	5,404

Total assets	$302,622	$275,808

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,488	$5,503
Accrued compensation	5,071	11,590
Sales-related reserves	33,765	34,119
Income taxes payable	17,556	—
Other accrued liabilities	4,496	4,509

Total current liabilities	68,376	55,721
Lease termination, deferred rent and other non-current liabilities	141	261

Total liabilities	68,517	55,982

Shareholders’ equity:
Preferred stock, no par value, 7,500,000 shares authorized; none outstanding	—	—
Common stock, no par value, 105,000,000 shares authorized, 63,024,541 and 63,645,781 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	70,621	94,976
Retained earnings	163,429	124,886
Accumulated other comprehensive income	55	(36)

Total shareholders’ equity	234,105	219,826

Total liabilities and shareholders’ equity	$302,622	$275,808

Questcor Pharmaceuticals, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2012	2011
OPERATING ACTIVITIES
Net income	$38,543	$11,224
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation expense	2,296	1,812
Deferred income taxes	67	54
Amortization of investments	546	(111)
Depreciation and amortization	290	198
Impairment of goodwill	—	299
Loss on disposal of property and equipment	—	11
Changes in operating assets and liabilities:
Accounts receivable	(13,557)	(1,205)
Inventories	(298)	(417)
Prepaid income taxes	760	(337)
Prepaid expenses and other current assets	(272)	(215)
Accounts payable	1,985	1,177
Accrued compensation	(6,519)	(864)
Sales-related reserves	(354)	1,847
Income taxes payable	17,556	5,666
Other accrued liabilities	(13)	(938)
Other non-current liabilities	(120)	(176)

Net cash flows provided by operating activities	40,910	18,025

INVESTING ACTIVITIES
Purchase of property and equipment	(302)	(848)
Purchase of short-term investments	(71,074)	(21,866)
Proceeds from maturities of short-term investments	32,235	39,713
Deposits and other assets	4	—

Net cash flows (used in) / provided by investing activities	(39,137)	16,999

FINANCING ACTIVITIES
Income tax benefit realized from share-based compensation plans	1,380	212
Issuance of common stock, net	956	798
Repurchase of common stock	(28,987)	(11,453)

Net cash flows used in financing activities	(26,651)	(10,443)

(Decrease) increase in cash and cash equivalents	(24,878)	24,581
Cash and cash equivalents at beginning of period	88,469	41,508

Cash and cash equivalents at end of period	$63,591	$66,089

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$7	$2

Cash paid for income taxes	$32	$70